EXHIBIT 14.1


                       CODE OF BUSINESS CONDUCT AND ETHICS
                                       FOR
                             SAGAMORE HOLDINGS, INC.


INTRODUCTION

         Sagamore Holdings, Inc. (the "Company") is committed to the highest standards of legal and ethical conduct. This Code of Business Conduct and Ethics (the "Code") sets forth the Company's policies with respect to the way we conduct ourselves individually and operate our business. The provisions of this Code are designed to deter wrongdoing and to promote honest and ethical conduct among our employees, officers and directors.

         In the course of performing our various roles in the Company, each of us will encounter ethical questions in different forms and under a variety of circumstances. Moments of ethical uncertainty may arise in our dealings with fellow employees of the Company, with customers, or with other parties such as government entities or members of our community. In achieving the high ground of ethical behavior, compliance with governmental laws is not enough. Our employees should never be content with simply obeying the letter of the law, but must also strive to comport themselves in an honest and ethical manner. This Code provides clear rules to assist our employees, directors and officers in taking the proper actions when faced with an ethical dilemma.

         The reputation of the Company is our greatest asset and its value relies on the character of its employees. In order to protect this asset, the Company will not tolerate unethical behavior by employees, officers or directors. Those who violate the standards in this Code will be subject to disciplinary action. If you are concerned about taking an action that may violate the Code or are aware of a violation by another employee, an officer or a director, follow the guidelines set forth in Sections 10 and 11 of this Code.

         This Code applies equally to all employees, officers and directors of the Company. All references to employees contained in this Code should be understood as referring to officers and directors as well.


1.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

         Company policy requires that the Company, as well as all employees, officers and directors of the Company, comply fully with both the spirit and the letter of all laws, rules and regulations. Whenever an applicable law, rule or regulation is unclear or seems to conflict with either another law or any provision of this Code, all employees, officers and directors are urged to seek clarification from their supervisor, the appropriate compliance official or the Chief Executive Officer. See Section 11 for contact information. Beyond mere compliance with the law, we should always conduct our business with the highest standards of honesty and integrity - wherever we operate.




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2.       CONFLICTS OF INTEREST.

         Every employee has a primary business responsibility to the Company and must avoid conflicts of interest. A conflict of interest arises when an employee takes actions or enters into relationships that oppose the interests of the Company, harm the Company's reputation or interfere with the employee's performance or independent judgment when carrying out any actions on behalf of the Company. The Company strictly prohibits its employees from taking any action or entering into any relationship, personal or professional, that creates, or even appears to create, a conflict of interest.

         A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interests may also arise when a director, officer or employee, or a member of his or her family, receives an improper personal benefit as a result of his or her position with the Company. It may be a conflict of interest for a director, officer or employee to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Employees must be sensitive to potential conflicts of interest that may arise and use their best efforts to avoid the conflict.

         In particular, except as provided below, no director, officer or employee shall:

         >> be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that:

                  o markets products or services in competition with our current or potential products and services;

                  supplies products or services to the Company; or

                  o        purchases products or services from the Company;

         >> accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements have been approved by the Chief Executive Officer and are legally permissible; or

         >> conduct business on behalf of the Company with immediate family members, which include your spouse, children, parents, siblings and persons sharing your same home whether or not legal relatives.

         Directors, officers and employees must notify the Chief Executive Officer of the existence of any actual or potential conflict of interest. With respect to officers or directors, the Board may make a determination that a particular transaction or relationship will not result in a conflict of interest covered by this policy. With respect to all other employees or agents, the Chief Executive Officer, acting alone, or the Board may make such a determination. Any waivers of this policy as to an officer or director may only be approved by the Board of Directors.



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         Any employee, officer or director who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest in violation of this section must inform the appropriate personnel in accordance with the procedures set forth in Section 12 of this Code. If an employee has any questions regarding the Company's policy on conflicts of interest or needs assistance in avoiding a potential conflict of interest, he or she is urged to seek the advice of a supervisor or the Chief Executive Officer.


3.       CORPORATE OPPORTUNITIES.

         Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, Company information or their position in the Company. Furthermore, employees may not use Company property, information or influence or their position in the Company for improper personal gain. Finally, employees have a duty to advance the Company's legitimate interests when the opportunity to do so arises. Consequently, employees are not permitted to compete with the Company.


4.       CONFIDENTIALITY.

         Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized by the Company or required by applicable laws or regulations. Confidential information includes proprietary information of the Company, as well as all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. This confidentiality requirements is in additional to any other obligations imposed by the Company to keep information confidential.


5.       INSIDER TRADING.

         Employees, officers and directors will frequently become aware of confidential non-public information concerning the Company and the parties with which the Company does business. As set forth in more detail in the Company's Insider Trading Policy, the Company prohibits employees from using such confidential information for personal financial gain, such as for purposes of stock trading, or for any other purpose other than the conduct of our business. Employees must maintain the confidentiality of such information and may not make disclosures to third parties, including members of the employee's family. All non-public information about the Company should be treated as confidential information. To use non-public information for personal financial benefit or to "tip" others who may make stock trades on the basis of this information is not only unethical but also illegal. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if employees have material, non-public information about that company which the employee obtained in the course of their employment by the Company. In addition to possible legal sanctions, any employee, officer or director found to be in violation of the Company's insider trading policy will face decisive disciplinary action. Employees are encouraged to contact the Company's Chief Executive Officer with any questions concerning this policy.




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6.       PROTECTION AND PROPER USE OF COMPANY ASSETS.

         All Company assets should be used for legitimate business purposes and all employees, officers and directors must make all reasonable efforts to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability and must therefore be avoided. The suspected occurrence of fraud or theft should be immediately reported to the appropriate person in accordance with the procedures set forth in Section 11 of this Code.

         An employee's obligation to protect the Company's assets extends to the Company's proprietary information. Proprietary information includes intellectual property such as patents, trademarks, copyrights and trade secrets. An employee who uses or distributes such proprietary information without the Company's authorization will be subject to disciplinary measures as well as potential legal sanctions.


7.       FAIR DEALING.

         Although the success of our Company depends on our ability to outperform our competitors, the Company is committed to achieving success by fair and ethical means. We seek to maintain a reputation for fair dealing among our competitors and the public alike. In light of this aim, the Company prohibits employees from engaging in any unethical or illegal business practices. An exhaustive list of unethical practices cannot be provided. Instead, the Company relies on the judgment of each individual employee to avoid such practices. Furthermore, each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.


8.       DISCLOSURES.

         It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws, rules and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. Employees shall endeavor in good faith to assist the Company in such efforts.


9.       WAIVERS.

         The Company expects all employees, officers and directors to comply with the provisions of this Code. Any waiver of this Code for executive officers, directors or employees may be made only by the Board of Directors or a Board committee and will be promptly disclosed to the public as required by law and stock exchange regulations.


10.      COMPLIANCE GUIDELINES AND RESOURCES.

         In some situations, our employees may not be certain how to proceed in compliance with this Code. This uncertainty may concern the ethical nature of the employee's own acts or the employee's duty to report the unethical acts of another. When faced with this uncertainty, the employee should carefully analyze the situation and make use of Company resources when determining the proper course of action. The Company also encourages employees to talk to their supervisors, or other personnel identified below, when in doubt about the best course of action.



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         1. GATHER ALL THE FACTS. Do not take any action that may violate the
Code until you have gathered all the facts that are required to make a well-informed decision and, if necessary, you have consulted with your supervisor, or the Chief Executive Officer.

         2. IS THE ACTION ILLEGAL OR CONTRARY TO POLICY? If the action is illegal or contrary to the provision of this Code, you should not carry out the act. If you believe that the Code has been violated by an employee, an officer or a director, you must promptly report the violation in accordance with the procedures set forth in Section 12.

         3. DISCUSS THE PROBLEM WITH YOUR SUPERVISOR. It is your supervisor's duty to assist employees in complying with this Code. Feel free to discuss a situation that raises ethical issues with your supervisor if you have any questions. You will suffer no retaliation for seeking such guidance.

         4. ADDITIONAL RESOURCES. The Chief Executive Officer is available to speak with you about problematic situations if you do not feel comfortable approaching your direct supervisor. If you prefer, you may request assistance in writing by sending a request to the Chief Executive Officer.


11.      REPORTING PROCEDURES.

         All employees have a duty to report any violations of this Code, as well as violations of any laws, rules, or regulations. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

         If you believe that the Code has been violated by an employee you must promptly report the violation to your direct supervisor or the Chief Executive Officer. If a report is made to a supervisor, the supervisor must in turn report the violation to the Chief Executive Officer. All violations by an officer or director of the Company must be reported directly to the entire Board of Directors.


         Contact Information

         Reports may be made in person, by telephone or in writing by sending a description of the violation and the names of the parties involved to the appropriate personnel mentioned in the preceding paragraph. The contact information is as follows:

                                    Robert Farrell
                                    33 Wood Avenue South, Suite 600
                                    Iselin, New Jersey 08830
                                    Phone: (732) 603-4967




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13.      DISCIPLINARY ACTION.

         Employees, officers and directors of the Company will be held accountable for adherence to this Code. The penalty for a particular violation of this Code will be decided on a case-by-case basis and will depend on the nature and severity of the violation as well as the employee's history of non-compliance and cooperation in the disciplinary process. Significant penalties will be imposed for violations resulting from intentional or reckless behavior. Penalties may also be imposed when an employee fails to report a violation due to the employee's indifference, deliberate ignorance or reckless conduct. All violations of this Code will be treated seriously and will result in the prompt imposition of penalties which may include (1) an oral or written warning, (2) a reprimand, (3) suspension, (4) termination and/or (5) restitution.


14.      NO RIGHTS CREATED.

         This Code is a statement of certain fundamental principles, policies and procedures that govern the Company's officers, directors and employees in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, supplier, competitor, shareholder or any other person or entity.






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                                    EXHIBIT B






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                 SAGAMORE HOLDINGS, INC. INSIDER TRADING POLICY

TO:             ALL EMPLOYEES, OFFICERS AND DIRECTORS
FROM:           PRESIDENT AND CHIEF EXECUTIVE OFFICER
DATE:           FEBRUARY 3, 2005
RE:             STATEMENT OF COMPANY POLICY
                SECURITIES TRADES BY COMPANY PERSONNEL
--------------------------------------------------------------------------------


                         THE NEED FOR A POLICY STATEMENT

         The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company's securities, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission ("SEC") and the U.S. Attorneys and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

         The Company's Board of Directors has adopted this Policy Statement both to satisfy the Company's obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders). We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we can not afford to have that reputation damaged.


                                THE CONSEQUENCES

         The consequences of an insider trading violation can be severe:

         Traders and Tippers. Company personnel (or their tippees) who trade on inside information are subject to the following penalties:

         o A civil penalty of up to three times the profit gained or loss avoided;

         o A criminal fine of up to $1,000,000 (no matter how small the profit); and

         o        A jail term of up to ten years.

An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee's trading.



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         Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

         o A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee's violation; and

         o        A criminal penalty of up to $2,500,000 dollars.

         Company-Imposed Sanctions. An employee's failure to comply with the Company's insider trading policy may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.


                               STATEMENT OF POLICY

         It is the policy of the Company that no director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material.

         Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

         Disclosure Of Information To Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet "chat room" or similar internet-based forum.

         Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

         o Projections of future earnings or losses, or other earnings guidance;



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         o        Earnings that are inconsistent with the consensus expectations of the investment community;

         o        A pending or proposed merger, acquisition or tender offer;

         o A pending or proposed acquisition or disposition of a significant asset;

         o A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

         o        A change in management;

         o        Development of a significant new product or process;

         o Impending bankruptcy or the existence of severe liquidity problems;

         o        The gain or loss of a significant customer or supplier.

         Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

         When Information is "Public". If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company's securities until Thursday. If an announcement were made on a Friday, Wednesday generally would be the first eligible trading day.

         Transactions by Family Members. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company's securities.


                        TRANSACTIONS UNDER COMPANY PLANS

         Stock Option Exercises. The Company's insider trading policy does not apply to the exercise of an employee stock option, if applicable, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements, if applicable. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, if applicable.

         401(k) Plan. The Company's insider trading policy does not apply to purchases of Company stock in a 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election, if applicable. The policy does apply, however, to certain elections you may make under the 401(k) plan, if applicable, including (a) an election to increase or



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decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

         Employee Stock Purchase Plan. The Company's insider trading policy does not apply to purchases of Company stock in an employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan, if applicable. The policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period, if applicable. The policy does apply to your election to participate in the plan for any enrollment period, and to your sales of Company stock purchased pursuant to the plan, if applicable.

         Dividend Reinvestment Plan. The Company's insider trading policy does not apply to purchases of Company stock under a Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities, if applicable. The policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the plan, and to your election to participate in the plan or increase your level of participation in the plan, if applicable. The policy also applies to your sale of any Company stock purchased pursuant to such a plan, if applicable.


                       ADDITIONAL PROHIBITED TRANSACTIONS

         The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company's securities. It therefore is the Company's policy that directors, officers and other employees may not engage in any of the following transactions:

         Short-term Trading. An employee's short-term trading of the Company's securities may be distracting to the employee and may unduly focus the employee on the Company's short-term stock market performance instead of the Company's long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company securities in the open market may not sell any company securities of the same class during the six months following the purchase.

         Short Sales. Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.



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         Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director's or employee's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy Statement. (Option positions arising from certain types of hedging transactions are governed by the section below captioned "Hedging Transactions.")

         Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company's other shareholders. Therefore, directors and employees are prohibited from engaging in any such transactions. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board of Directors. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Board of Directors at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

         Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Board of Directors at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.


                          POST-TERMINATION TRANSACTIONS

         The Policy Statement continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.





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                               COMPANY ASSISTANCE

         Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the President of the Company, whose telephone number is (732) 603-4967. Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual employee.





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                                 CERTIFICATIONS

         All employees must certify their understanding of and intent to comply with this Policy Statement. A copy of the certification that all employees (other than executive officers) must sign is enclosed with this memorandum. Directors and executive officers are subject to additional restrictions on their transactions in Company securities, which are described in a separate memorandum. Directors and executive officers should sign the certification attached to that memorandum instead of the one enclosed with this memorandum.


                                 CERTIFICATIONS

I certify that:

1. I have read and understand the Company's Statement of Policy regarding Securities Trades by Company Personnel. I understand that the President is available to answer to any questions I have regarding the Statement of Policy.

2. Since ________________, or such shorter period of time that I have been an employee of the Company, I have complied with the Statement of Policy.

3. I will continue to comply with the Statement of Policy for as long as I am subject to the policy.


                  Signature: ________________________

                  Date: ____________________________

                  Print name: _______________________








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